Exhibit 99.1

    Bancshares of Florida, Inc. Announces Exercise of Over-Allotment Option
                    and Listing on Nasdaq National Market@<

    NAPLES, Fla., Aug. 18 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $297 million-asset, multi-bank holding company based in Naples, Florida, has announced that in conjunction with its 1.5 million common share underwritten offering, which closed on July 27, 2004, Advest, Inc., the company's underwriter, has exercised its option to purchase an additional 225,000 shares of common stock to cover over-allotments. Also in conjunction with the offering, the company became listed on the Nasdaq National Market, effective July 28, 2004.

    "The completion of our issuance today brings total common shares outstanding to 4.8 million shares, which is equivalent to a market value of nearly $69 million based on today's closing price of $14.29. We are gratified with the performance of our stock since our 1.5 million common share issuance in July at $12.50 per share," said Bancshares of Florida President and CEO Michael L. McMullan.

    McMullan went on to say, "The success of our offering demonstrates the financial strength of our company, as we continue to grow our existing Naples and Fort Lauderdale banks, and prepare for our planned expansion into new high-growth markets, including Tampa Bay and Palm Beach County later this year. In addition, our listing on the Nasdaq National Market is expected to facilitate access to capital from institutional and other investors who prefer to invest in National Market-listed companies as opposed to our previous listing as a Nasdaq SmallCap company.

    Gaining the added recognition of qualifying for the Nasdaq National Market listing, and completing another underwritten common stock offering on the heels of our February 2003 IPO, are indicative that Bancshares of Florida is a growing Florida-based, multi-bank holding company, with over 1,300 shareholders nationwide."

    Nasdaq is the largest U.S. electronic stock market. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.


    BANCSHARES OF FLORIDA, INC.

    Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: "BcshFla") is a $297-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankoffloridaonline.com, by clicking on the "Investor Relations" tab.

    Contact:
    Michael L. McMullan
    President and CEO
    (239) 254-2143

    David G. Wallace
    EVP and CFO
    (239) 254-2132


SOURCE  Bancshares of Florida, Inc.
    -0-                             08/18/2004
    /CONTACT: Michael L. McMullan, President and CEO, +1-239-254-2143, or David G. Wallace, EVP and CFO, +1-239-254-2132, both of Bancshares of Florida, Inc./
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.bankofflorida.com/
    (BOFL)

CO:  Bancshares of Florida, Inc.
ST:  Florida
IN:  FIN OTC
SU: